Exhibit 99.1
Company Contact:
Matthew Pfeffer
Chief Financial Officer
(661) 775-5300
mpfeffer@mannkindcorp.com
MannKind Announces Pricing of Public Offering of Common Stock
VALENCIA, California — August 5, 2009 — MannKind Corporation (Nasdaq: MNKD) today announced the pricing of the public offering of 7,400,000 shares of its common stock. MannKind’s chairman, chief executive officer and principal stockholder, Alfred E. Mann, is purchasing 1,000,000 of these shares from the underwriters. All of the shares are being offered by MannKind. MannKind expects the offering to close on or about August 10, 2009, subject to customary closing conditions. In addition, MannKind has granted the underwriters a 30-day option to purchase up to an additional 960,000 shares to cover over-allotments, if any.
Jefferies & Company, Inc. is acting as sole book-running manager in this offering. The co-manager in this offering is Rodman & Renshaw, LLC.
A registration statement relating to the shares of common stock issued in the offering has been filed with, and declared effective by, the Securities and Exchange Commission (the “SEC”). A prospectus supplement relating to the offering will be filed with the SEC. Copies of the final prospectus supplement and related prospectus, when available, may be obtained from Jefferies & Company, Inc., Attention: Syndicate Prospectus Department, 520 Madison Avenue, New York, NY, 10022 or at (888) 449-2342. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.
Forward-Looking Statements
This press release contains forward-looking statements, including statements related to MannKind’s public offering of common stock and the anticipated closing date of the offering that involve risks and uncertainties. Words such as “believes”, “anticipates”, “plans”, “expects”, “intend”, “will”, “goal”, “potential” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon MannKind’s current expectations. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks related to the underwriters’ consummation of their obligations to purchase the securities, whether MannKind will be able to satisfy its conditions to close the offering, the progress, timing and results of clinical trials, difficulties or delays in seeking or obtaining regulatory approval, the manufacture of AFRESA, competition from other pharmaceutical or biotechnology companies, MannKind’s ability to enter into any collaborations or strategic partnerships, intellectual property matters, stock price volatility and other risks detailed in MannKind’s filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the year ended December 31, 2008 and periodic reports on Form 10-Q and Form 8-K. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and MannKind undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this press release.